Exhibit 5 under Form N-1A
                                         Exhibit 10 under Item 601/Reg. S-K



                                 EXHIBIT K
                                  to the
                       Investment Advisory Contract


                  THE STELLAR INSURED TAX-FREE BOND FUND

     For all services rendered by Adviser hereunder, the above-named Fund of the Trust shall pay to Adviser and Adviser agrees to accept as full compensation for all services rendered hereunder, an annual investment advisory fee equal to 0.75 of 1% of the average daily net assets of the Fund.

     The portion of the fee based upon the average daily net assets of the Fund shall be accrued daily at the rate of 1/365th of 0.75 of 1% applied to the daily net assets of the Fund.

     The advisory fee so accrued shall be paid to Adviser daily.

     Witness the due execution hereof this 1st day of December, 1996.



Attest:                            STAR BANK, N.A.



/s/ Jennie Carlson                 By:  /s/ B. Randolph Bateman
Jennie Carlson                       B. Randolph Bateman
Assistant Secretary                  Vice President



Attest:                                 STAR  FUNDS



/s/ C. Grant Anderson              By:  /s/ William H. Zimmer III
C. Grant Anderson                    William H. Zimmer III
Secretary                            Trustee